Exhibit 23.3
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
May 18, 2011
Approach Resources Inc.
One Ridgmar Centre
6500 West Freeway, Suite 800
Fort Worth, Texas 76116
Ladies and Gentlemen:
     We hereby consent to the reference to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm under the heading “Experts” in the Registration Statement on Form S-3 (the Registration Statement) of Approach Resources Inc. (Approach) and to the incorporation by reference of information relating to proved reserves and revenue taken from our “Appraisal Report as of December 31, 2007 on Certain Properties owned by Approach Resources,” our “Appraisal Report as of December 31, 2008 on Certain Properties owned by Approach Resources,” our third party letter report dated February 5, 2010, containing our opinion on the proved reserves attributable to certain properties owned by Approach as of December 31, 2009, and our third party letter report dated February 2, 2011, containing our opinion on the proved reserves attributable to certain properties owned by Approach as of December 31, 2010, in the Registration Statement of Approach, in any amendments thereto filed by Approach, and in the prospectus to which the Registration Statement relates.
Very truly yours,
/s/ DeGolyer and MacNaughton
DEGOLYER AND MACNAUGHTON
Texas Registered Engineering Firm F-716